March 27, 2023

U.S. Securities and Exchange Commission
Office of the Chief Accountant
100 F Street, N.E.
Washington, D.C. 20549

RE: Borrowmoney.com, Inc. Changes in Registrant's Certifying Accountant

Ladies and Gentlemen:

We have read the statements under Item 4.01 on Form 8-K of Borrowmoney.com, Inc. (the "Company") to be filed with the Securities and Exchange Commission on or about March 27, 2023 related to our firm. We agree with all of the statements pertaining to our firm. We have no basis to, and therefore, do not agree or disagree with the other statements made by the Company in the Form 8-K.

Respectively submitted,

Accell Audit & Compliance, PA

Accell Audit & Compliance, P.A.
Tampa, Florida
March 27, 2023